UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) June 2, 2005

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

The Amended 1995 Plan

The Board of Directors of Central European Media Enterprises Ltd. (the “Company”) adopted previously an amended and restated version of the Central European Media Enterprises Ltd. 1995 Stock Option Plan, which has been renamed Central European Media Enterprises Ltd. 1995 Amended and Restated Stock Incentive Plan (the “Amended 1995 Plan”). At the Company’s annual general meeting held on June 2, 2005, the Company’s shareholders approved the Amended 1995 Plan, which provided, among other things, for an increase in the number of common shares of the Company available for awards under the Amended 1995 Plan by 876,000 shares and for authorization to the Company to issue awards of restricted stock and restricted stock units in addition to options.

The summary of the Amended 1995 Plan is qualified in its entirety by reference to the text of the Amended 1995 Plan, which was previously filed as Exhibit A to the Company’s proxy statement dated May 9, 2005.

The Amended 1995 Plan allows the Company, under the direction of the Compensation Committee, to make broad-based grants of non-incentive stock options, restricted stock awards and restricted stock units to employees and non-employee directors.

The exercise price of stock options granted under the Amended 1995 Plan may not be less than the fair market value (generally, the closing price of the Company’s shares on the day of grant) of the Class A Common Shares on the date of grant. The term of these awards is determined by the Compensation Committee but may not be longer than ten years. The Compensation Committee will determine at the time of grant when each such award becomes vested and/or exercisable. Vesting is accelerated on a change in control as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as currently in effect (the “Code”).

The Amended 1995 Plan provides generally that vested options expire on the earlier of their stated expiration date or (i) one year after termination of an executive’s employment, if such employment is terminated by reason of disability, death or retirement at or after age 65, or (ii) 90 days after termination of an executive’s employment, if such employment is terminated by the Company or a subsidiary other than for cause or by the executive’s voluntary termination. However, in the event that the executive’s employment is terminated for cause, awards under the Amended 1995 Plan which have not expired or otherwise been cancelled terminate immediately.

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards and restricted stock unit awards contingent upon performance criteria specified by the Compensation Committee, including: (i) attainment of or growth in a specified level of earnings per share, (ii) Common Shares price appreciation, (iii) attainment of or growth in a specified level of net income or net operating income, (iv) earnings before interest and taxes, (v) revenues, (vi) market share, (vii) cost reduction goals, (viii) return on equity, (ix) operating cash flow, (x) return on assets, (xi) the completion of certain corporate transactions or other strategic objectives, or (xii) a combination of the foregoing, so long as there is a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. The vesting schedule shall be set by the Compensation Committee at the time of grant and shall not exceed ten years. Awards of restricted stock units may be settled in Class A Common Shares or cash, as decided by the Compensation Committee (based on the fair market value of such restricted stock unit as determined by reference to the fair market value of a Class A Common Share on the date the restricted stock unit has vested). Vesting of restricted stock awards and vesting and exercisability of restricted stock units is accelerated on a change in control as defined in Section 409A of the Code.

Pursuant to the terms of the Amended 1995 Plan, non-employee directors of the Company are eligible to receive on the date of each annual general meeting either (i) 6,000 non-incentive stock options or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of 6,000 non-incentive stock options on the date of grant. Subject to that limitation on total value, the Compensation Committee has discretion to determine the components of the annual automatic grant. For purposes of determining the value of non-incentive stock options, the Compensation Committee shall calculate a U.S. dollar amount using the methodology that is employed by the Company for valuing options in its most recent annual financial statements. For purposes of determining the number of shares of any restricted stock or restricted stock units, the U.S. dollar amount allocated to such award shall be divided by the fair market value of a share of the Company’s Class A Common Shares on the date of grant.

The Amended 1995 Plan provides for the adjustment (or substitution) of the number of shares available for grant of awards and the number of shares for which any award is exercisable (as well as the exercise price) in the event of a stock split, combination of shares, share exchange or other combination or reclassification. The Amended 1995 Plan may be terminated by the Board of Directors of the Company or amended by the Board of Directors, subject to approval of the holders of a majority of the Common Shares of the Company voting as a single class for material amendments.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits

99.1.	1995 Amended and Restated Stock Incentive Plan (filed by reference to Exhibit A to registrant’s Proxy Statement on Schedule 14A as filed with the Commission on May 9, 2005)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: June 7, 2005	/s/ Wallace Macmillan
Wallace Macmillan Vice President - Finance (Principal Financial Officer and Duly Authorized Officer)